UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

MVP REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 W. Sunset Road, Suite 240 Las Vegas, Nevada		89148
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 21, 2012, MVP REIT, Inc., a publicly registered, non-traded hybrid real estate investment trust, announced today that its board of directors has approved a monthly distribution equal to an annualized distribution rate of 6 percent, or $0.045 per share, assuming a purchase price of $9.00 per share.  The first distribution will be paid on January 10, 2013 to stockholders of record on the close of business on December 26, 2012.

MVP REIT anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day).  The initial distributions are expected to be paid from offering proceeds rather than funds from operations and therefore may represent a return of capital.

No assurance can be given that distributions will continue to be paid at this rate.  The board of directors may at any time change the distribution rate or suspend payment of distributions if it determines that such action is in the best interest of MVP REIT and its shareholders.

A copy of the press release is attached as Exhibit 99.1 and is incorporated into this Item 8.01 disclosure by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this report:

Exhibit No.              Description

99.1                           Press Release dated December 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVP REIT, INC.

Date: December 21, 2012
                                  By:  /s/ Michael V. Shustek
                                  Name:  Michael V. Shustek
                                  Title:  Chief Executive Officer